EXHIBIT 99.1

Bion Moving Forward with Sustainable Brand

February 12, 2015. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of proven comprehensive livestock waste treatment technology, has retained a former United States Department of Agriculture (USDA) auditor and current quality management system consultant to assist Bion with the development of its application for acceptance into USDA’s Process Verified Program (PVP).  The USDA PVP provides companies that supply agricultural products or services the opportunity to assure customers of their ability to provide consistent quality products or services.

In November 2014, the Global Roundtable of Sustainable Beef held a summit meeting in Sao Paolo, Brazil, where leadership (including McDonalds, JBS, Cargill, and others) established five principles for sustainable beef production, covering a wide variety of issues from environmental impact to animal health and food safety.  Both McDonalds and Walmart, two of the largest distributors of meat and dairy products in the world, have recently announced initiatives focused on environmental sustainability.

Bion’s PVP application is designed to secure a sustainable brand based on actual measurable standards and how they relate to environmental impacts, animal health and food safety. Bion’s ‘sustainable branding certification strategy’ will convey standards to the consumer related to environmental sustainability, such as pathogen reduction, water reuse, nutrient recovery and recycling, and the reduction of odor and greenhouse gases such as methane and nitrous oxide to the atmosphere.  The same technology and onsite monitoring system that provides the data to generate verified nutrient credits is utilized to document the claims for the environmental sustainability branding initiative.

According to Mark Smith, President of Bion, “Bion’s objective is to give our producer partners the ability to provide the consumer with the assurance of real measurable standards under which their food was produced.”

Producers implementing Bion’s technology will be licensed by Bion to use Bion’s PVP certification on their livestock food products. With this seal, Bion can position its industry partners as providers of choice for buyers of sustainably-produced animal-protein products.

Bion’s technology-centric approach provides the additional financial and environmental benefits of producing valuable by-products, such as organic fertilizers and animal-feed additives.  Ultimately, Bion’s technology can be incorporated with other established PVP programs such as ‘no added hormones’, ‘raised with care’, as well as ‘age and source’ verified.

Bion's proven and patented technology platform provides proven comprehensive environmental treatment of livestock waste and recovers renewable energy and valuable nutrients from the waste stream. For more information, visit www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct